Exhibit 8.1

SELF-DIRECTED ACCOUNT AGREEMENT

Epilog Imaging Systems Inc. (“Account Holder”, “I”, “my”, “you”, “your”)a Business hereby requests and directs that Prime Trust, LLC (“Prime Trust”, “Custodian”, “we”, “our”, “us”), a Nevada chartered financial institution and licensed trust company, establish a Business Custodial Account (“Account”) for and in the name of Account Holder, and to hold, as Custodian, all assets deposited to, or collected with respect to such Account, upon the following terms and conditions:

1.	APPOINTMENT OF CUSTODIAN:

Account Holder hereby appoints Prime Trust to be custodian of and to hold or process as directed all securities, cash and other assets of Account Holder (hereinafter referred to as “Custodial Property”) that are delivered to Custodian by Account Holder or Account Holder’s Agent(s) as custodian for the Account, and in accordance with the terms of this Agreement.

2.	SELF-DIRECTED INVESTMENTS:

a.	This Account is a self-directed Account. Prime Trust will act solely as custodian of your Account and will not exercise any investment discretion regarding your Account, as this is solely your responsibility. You acknowledge and agree that Prime Trust is not a “fiduciary” with respect to this Account under applicable state or federal law. If you desire to have Prime Trust act as your fiduciary and make investment decisions then you must sign the Prime Custody Agreement.

b.	As a self-directed Account you recognize and accept the risks associated with investments in general and in private securities in particular, and that:

i.	The value of your Account will be solely dependent upon the performance of any investment instrument chosen by you.

ii.	Prime Trust shall have no duty or responsibility to review or perform due diligence on any investment and will make absolutely no recommendation of investments. You will perform your own due diligence on all investments and take sole responsibility for all decisions made for your Account.

iii.	Prime Trust does not provide valuations of any securities, nor does it hire or seek valuations or appraisals on any securities held on Account, though it may, at its option and with no obligation, if available for any particular security, include recent price quotations from a nationally recognized, SEC-registered trading system on your statement for any such securities that you own, if readily available via API’s from the trading system or any custodian used by Prime Trust. If any third party which we have been enabled to receive data from does provide us with valuations or price quotations on any securities held on Account, Prime Trust will not be expected or obligated to attempt to verify the validity, accuracy or reliability of any such valuations or price quotations and you agree that Prime Trust shall in no way be held responsible nor Accountable for any such valuations or price quotations, and that we simply acted in a passive, pass-through capacity in providing these (if any) on your statements and that such valuations or price quotations are neither verified, substantiated nor to be relied upon in any way, for any purpose.

iv.	Account Holder will always seek and rely solely on the professional assistance from properly licensed financial, legal, and Accounting professionals. Account Holder agrees that under no circumstance will it ever construe any written, oral or other communications from Prime Trust to be legal, accounting or investment advice.

c.	Account Holder will not direct the purchase or sale of any security which is not marketable under the securities laws of the Account Holder’s place of residence, nor, without limiting the generality of the foregoing, direct any investment that would be illegal under federal, state or local law. The Account Holder hereby warrants that he will not enter into a transaction, or cause a transaction to be entered into, which is prohibited under Section 4975 of the Internal Revenue Code. Pursuant to the directors of the Account Holder or Account Holder’s Agent(s), Prime Trust shall invest and reinvest the assets of Custodial Property as directed by Account Holder or Account Holder’s Agents(s) only so long as, in the sole judgment of Prime Trust, such requested investments will not impose an unreasonable administrative burden on Prime Trust (which such determination by Prime Trust shall not to be construed in any respect as a judgment concerning the prudence or advisability of such investment).

d.	Securities purchased may be the equity or debt securities of any legally organized and operating issuer. This includes, without limitation, investments in real estate, automotive, aerospace, technology, cannabis, gambling and other industries. However, Account Holder warrants and represents that you are not directly involved in any business or services related to the cannabis, gambling, adult or firearms industries, and if so then you agree to the Prime Trust Enhanced Services custodial agreement.

e.	Buy and sell orders may be made orally, including via telephone, or electronically, including email and internet-enabled devices and systems. Account Holder bears complete and absolute responsibility for all buy and sell orders for this Account, and will immediately (within one day) notify Prime Trust of any unauthorized transactions.

3.	SCHEDULE OF FEES:

The Custodian shall receive reasonable compensation in accordance with its usual Schedule of Fees in effect. The fees and charges initially connected with this Account include:

○	Account Fee: 0.5 basis points (“bps”) annual fee for reconciliation and account services on deposited and accumulated Custodial Property, charged at the time of deposit, not prorated nor refundable, and then annually on the anniversary of such Custodial Property on account at that time, if any.

○	Statement Fee: $0.00 – there are no fees for electronically delivered and available statements

○	Transaction Fee on Original Investments in New Offerings - $0.00 so long as the investment is conducted electronically though our technology systems or those of FundAmerica, LLC and its customers. $50 if manual, paper-based or off- platform investment, acceptance of which is at the discretion of Prime Trust.

○	Transaction Fee on Asset Sales & Liquidations (including redemptions) - $35 so long as the investment is conducted electronically though our technology systems or those of FundAmerica, LLC and its customers. Additional $150 if manual, paper-based or off-platform investment, acceptance of which is at the discretion of Prime Trust.

○	Escrow Fee on Secondary Purchases - $0.00 so long as the investment is conducted electronically though our technology systems or those of FundAmerica, LLC and its customers, AND so long as appropriate legal documentation is provided to support the transaction, if required (e.g. a 144 legal opinion on a Reg D transaction, transfer agent certification of good delivery, etc). $150 if manual, paper-based or off-platform investment, acceptance of which is at the discretion of Prime Trust.

○	Cash Receipts and Distributions – via: ACH, $0.50, check, $10.00, wire (domestic), $15.00, wire (international), $45, debit & credit cards, $0.35 plus 2.35%.

○	Customer Service – reasonable and customary charges, which vary from $50/hour to over $500 per hour depending upon the type or seniority of personnel involved in accepting and responding to email, phone calls and other communications as required by Account Holder or its agents, in minimum 15 minute increments, with no explicit or prior approval requested and no caps on amounts incurred.

○	Cash Arbitrage – the difference between what Custodian earns on cash deposits from its correspondent banks vs what Custodian pays as interest to Account Holder on free (uninvested) cash deposits, if any, is considered fee income to the Custodian.

○	Termination of Account – fees are variable and depending upon complexity of transfer or liquidation

○	Third-Party Fees – in the event that we are charged any fees by a third party in performing services on your behalf (e.g. transfer agent fee, legal fees, Accounting or auditor fees, notary fee, etc) then you agree to reimburse us for such reasonable charges at cost plus 25%, and that no prior approval is required from you in incurring such expense unless it is in excess of $250. Approval from you to exceed such amount may be verbal or via email.

The Account Holder agrees to pay all fees to Prime Trust either via simple deduction from cash available in the Account, via Ach debit to Account Holders bank, or via credit card, or via liquidation of securities or investments in the Account at Prime Trust’s sole and absolute discretion. Unpaid fees are subject to interest at a rate of 1.50% per month on the outstanding balance and may be applied as a first lien on any assets in my Account.

Right to change this fee schedule.

Prime Trust reserves the right to make changes to its fees for custodial services in its sole and absolute discretion. Fees may be modified upon 60 days’ notice to you and shall become effective on the 61st day after emailing the notice of such revision to your email address on record in your Account.

4.	ASSETS AND CUSTODY:

a.	Assets which Prime Trust will generally agree to accept and hold on Account Holders behalf include cash (USD), private equity and debt securities issued pursuant to laws and regulations of the United States, as well as equity and debt securities which are listed on any US exchange, ATS or bulletin board (e.g. OTC, NASDAQ, NYSE, AMEX, etc). Securities issued pursuant to regulations of countries other than the US or which are listed on non-US trading systems may be acceptable for custody on a case by case basis. Non-USD currency, as well as commodities, options, and non-securities assets such as art, coins, real estate, rare books, etc are generally not accepted for custody at Prime Trust.

b.	During the term of this Agreement, Custodian is responsible for safekeeping only those documents which are delivered into its possession by the Account Holder or Account Holder’s Agent(s). Custodian may for convenience take and hold title to Custodial Property or any part thereof in its own name or in the name of its nominee (commonly known as “street name”), with ownership of assets segregated on its books and records.

c.	Assets under custody are held for benefit of Account holders and not together with other, non-custodial funds or property of Prime Trust. Though Prime Trust may, of course, commingle the Custodial Property with assets of other Accounts and segregate each Account holder’s ownership of such assets on Prime Trusts books and records.

d.	Custodian shall keep accurate records showing all receipts, disbursements, and other transactions involving this Account. All such records shall be the property of Custodian, but shall be available for inspection by Account Holder pursuant to Section 5 herein.

e.	Custodian shall collect and hold all funds when Custodial Property may mature, be redeemed or sold. Custodian shall hold the proceeds of such transaction until receipt of written or electronic (via our systems) instructions from Account Holder.

f.	Custodian shall make any purchase, sale, exchange, investment, disbursement or reinvestment of Custodial Property under this Agreement that Account Holder may at any time in writing direct, provided that sufficient funds of Account Holder are available for such transaction. In the event that cash is received by Custodian for which there is no investment direction, the Custodian shall, and is expressly authorized by Account Holder, to handle such cash in accordance with Account Holder’s directives, if any.

g.	Funds received in any currency other than USD shall, at your direction, which such direction is being explicitly given hereby, be converted to USD at exchange rates set by our correspondent bank and with applicable fees as are customary for such special handling (not to exceed 2.00%).

h.	Without limiting the generality of the foregoing, Prime Trust is authorized to collect into custody all property delivered to Custodian at the time of execution of this Agreement, as well as all property which is hereafter purchased for Client’s Account or which may hereafter be delivered to Custodian for Client’s Account pursuant to this Agreement, together with the income, including but not limited to interest, dividends, proceeds of sale and all other monies due and collectable attributable to the investment of the Custodial Property.

5.	ACCOUNT ACCESS AND COMMUNICATIONS:

a.	Custodian shall provide access to your Account via our website at www.primetrust.com, as well as via API’s that third-party websites can write into (e.g. broker-dealers, funding portals, trading platforms, investment advisors, registered transfer agents, etc).

b.	Statements of assets, along with receipts and disbursements if Custodial Property shall be available online at www.primetrust.com, in your Account, as well as emailed to you on not less than a quarterly basis.

c.	Custodian shall be under no obligation to forward any proxies, financial statements or other literature received by it in connection with or relating to Custodial Property held under this agreement. Custodian shall be under no obligation to take any action with regard to proxies, stock dividends, warrants, rights to subscribe, plans of reorganization or recapitalization, or plans for exchange of securities.

d.	Account Holder agrees that Custodian may contact you for any reason. No such contact will be deemed unsolicited. Custodian may contact Account Holder at any address, telephone number (including cellular numbers) and email addresses as Account Holder may provide from time to time. Custodian may use any means of communication, including but not limited to, postal mail, email, telephone, or other technology to reach Account Holder.

e.	ELECTRONIC STATEMENTS ELECTION

Account Holder agrees that Prime Trust may email statements to it on a periodic basis, at intervals and on a schedule set entirely at the Custodian’s discretion. Account Holder further agrees that it can and will log onto its Account at www.primetrust.com at its discretion to view current or historic statements, as well as transaction history, securities positions and cash balances. Account Holder understands and agrees that under no circumstances may it request to have statements printed and mailed to it. If Account Holder desires printed statements then it agrees to log onto its Account at www.primetrust.com and print them itself.

6.	TERM AND TERMINATION, MODIFICATION:

a.	This Agreement is effective as of the date set forth below and shall continue in force until terminated as provided herein.

b.	This Agreement may be terminated by either party at any time upon 60 days written notice to the other party (with email being an agreed upon method of such notice).

c.	This Agreement may be amended or modified only by the Custodian, or with the written agreement from the Custodian. Such amendment or modification shall be effective on the 30th day after the Account Holder receives notice of such revision electronically via the email address shown on the records of Prime Trust.

d.	If this Agreement is terminated then Custodian shall deliver the Custodial Property to Account Holder as soon as practicable or, at Account Holder’s request to a Successor Custodian. Account Holder acknowledges that Custodial Property held in Custodian’s own name or nominee may require a reasonable amount of time to be transferred. Upon delivery of Custodial Property, Custodian’s responsibility under this Agreement ceases.

e.	This agreement shall also terminate upon the occurrence of any of the following events:

i.	Upon death of the Account Holder, subsequent to which, in a reasonable timeframe at the sole discretion of Custodian, all assets in this Account will be distributed to the beneficiary or beneficiaries of the Account Holder, generally to one or more Prime Trust self-directed Accounts in their name(s). In the event that no beneficiaries claim this Account then the assets may be preserved in the Account for so long as possible, until a beneficiary makes itself known or as may be subject to “unclaimed property” regulations as promulgated by state and federal regulators (at which time assets on Account may be transferred or liquidated and proceeds forwarded to such authorities as required by law or regulation).

ii.	Filing of a petition in bankruptcy (by the Account Holders or by a creditor of the Account Holders). If this Agreement terminates due to the filing of a petition in bankruptcy, termination or dissolution of Account Holder, Custodian shall deliver the Custodial Property to the Court appointed representative for Account Holder. If no representative has been appointed by the Court, Custodian may deliver the Custodial Property to the person it deems to be an agent of the Account Holder and such delivery will release Custodian from any further responsibility for said Custodial Property.

iii.	The legal incompetency of Account Holder, unless there is in existence a valid durable power of attorney or trust agreement authorizing another to succeed or act for Account Holder with respect to this agreement.

7.	TERMS OF USE, PRIVACY POLICY:

Except as set forth in this Agreement, Account Holder agrees to be bound by the Prime Trust the most current, then in effect, Terms of Use and Privacy Policy, as available via links at the bottom of the www.primetrust.com website. In the event of any conflict between any terms or provisions of the website Terms of Use or Privacy Policy and the terms and provisions of this Agreement, the applicable terms and provisions of this Agreement shall control.

8.	DISCLAIMER:

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PRIME TRUST MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW). PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. PRIME TRUST DOES NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR AGAINST INFRINGEMENT. PRIME TRUST DOES NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OR DATA WILL BE SECURE OR UNINTERRUPTED. PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET, INCLUDING BUT NOT LIMITED TO FAILURE TO SEND OR RECEIVE ANY ELECTRONIC COMMUNICATIONS (e.g. EMAIL). ACCOUNT HOLDER DOES NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF PRIME TRUST TO ANY THIRD PARTY. ACCOUNT HOLDER’S ACCESS TO AND USE OF THE SERVICES ARE AT ACCOUNT HOLDER’S OWN RISK. ACCOUNT HOLDER UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. PRIME TRUST EXPRESSLY DISCLAIMS LIABILITY TO ACCOUNT HOLDER FOR ANY DAMAGES RESULTING FROM ACCOUNT HOLDER’S RELIANCE ON OR USE OF THE SERVICES.

9.	LIMITATION OF LIABILITY:

a.	Disclaimer of Consequential Damages. ACCOUNT HOLDER HEREBY ACKNOWLEDGES AND AGREES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PRIME TRUST WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ACCOUNT HOLDER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO ANY INVESTMENT OR TRANSACTION OCCURRING UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS.

b.	Cap on Liability. ACCOUNT HOLDER HEREBY ACKNOWLEDGES AND AGREES UNDER NO CIRCUMSTANCES WILL PRIME TRUST’S TOTAL LIABILITY OF ANY AND ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY ACCOUNT HOLDER TO PRIME TRUST UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

c.	General Indemnification. Account Holder hereby agrees to indemnify, protect, defend and hold harmless Prime Trust and its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Prime Trust may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Account Holder contained in this Agreement or in any certificate or document delivered by Account Holder or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Account Holder under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder, or, (d) any breach, action or regulatory investigation arising from Account Holder’s failure to comply with any state blue sky laws or other securities laws, and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the Account Holders’ offering memoranda, general solicitation, advertisements and/or other offering documents. Account Holder is required to immediately defend Prime Trust including the immediate payment of all attorney fees, costs and expenses, upon commencement of any regulatory investigation arising or relating to Account Holder’s offering and/or items in this Section 6.3(a) through (d) above. Any amount due under the aforesaid indemnity will be due and payable by Account Holder within thirty (30) days after demand thereof.

d.	Limitation on Prime Trust’s Duty to Litigate. Without limiting the foregoing, Prime Trust shall not be under any obligation to defend any legal action or engage in any legal proceedings with respect to the Account or with respect to any property held in the Account unless Prime Trust is indemnified to Prime Trust’s satisfaction. Whenever Prime Trust deems it reasonably necessary, Prime Trust is authorized and empowered to consult with its counsel in reference to the Account and to retain counsel and appear in any action, suit or proceeding affecting the Account or any of the property of the Account. All fees and expenses so incurred shall be for the Account and shall be charged to the Account.

e.	Third Party Claims.

i.	Account Holder agrees to bear sole responsibility for the prosecution or defense, including the employment of legal counsel, of any and all legal actions or suits involving the Account, which may arise or become necessary for the protection of the investments in that Account, including any actions lodged against the Custodian. Account Holder also agrees to bear sole responsibility for enforcing any judgments rendered in favor of the Account, including judgments rendered in the name of Prime Trust as Custodian of the Account.

ii.	Account Holder agrees to be responsible for any and all collection actions, including contracting with a collection agency or institutional legal action, and bringing any other suits or actions which may become necessary to protect the rights of the Account. Account Holder understands that any legal filings made on behalf of this Investment are to be made on behalf of beneficial owners for whom Prime Trust acts as custodian. Account Holder agrees not to institute legal action on behalf of the Account without Custodian’s written consent to litigate and that Account Holder shall prosecute any legal action. Account Holder agrees that any such legal action will be carried out in a manner that does not cause Custodian to incur any costs or legal exposure.

10.	NOTICES:

All notices permitted or required by this Agreement will be via electronic mail (“email”), and will be deemed to have been delivered and received upon sending via any SMTP delivery service chosen by Prime Trust. Notices shall be delivered to the addresses on record which, if to Prime Trust shall be to support@primetrust.com and if to Account Holder shall be to the email address on file in your Account.

11.	SEVERABILITY:

If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions hereof.

12.	NO LEGAL, TAX OR ACCOUNTING ADVICE:

Account Holder agrees without reservation that Prime Trust is NOT providing any legal, tax or Accounting advice in any way, nor on any matter, regardless of the tone or content of any communication (oral, written or otherwise). Account Holder unconditionally agrees to rely solely on its own legal, tax and Accounting professionals for any such advice and on all matters.

13.	NO INVESTMENT ADVICE OR RECOMMENDATIONS:

Account Holder agrees that Prime Trust is not providing any investment advice, nor do we make any recommendations to any Account Holder of, or investor in, any securities. Account Holder agrees that it will only rely on the advice of its attorneys, Accountants and other professional advisors, including any investment advisers or registered broker-dealers acting on its behalf.

14.	ELECTRONIC SIGNATURE AND COMMUNICATIONS NOTICE AND CONSENT:

Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be emailed to Account Holder and Prime Trust and will be stored in your Account. Each of Account Holder and Prime Trust hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Account Holder and Prime Trust. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement consents to be legally bound by this Agreement’s terms and conditions. Furthermore, each of Account Holder and Prime Trust hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Account Holder, and if Account Holder desire physical documents then it agrees to be satisfied by directly and personally printing, at Account Holder’s own expense, either the electronically-sent communication(s) or the electronically available communications by logging onto Account Holder’s Account at www.primetrust.com and then maintaining such physical records in any manner or form that Account Holder desire. Account Holder’s Consent is Hereby Given: By signing this Agreement electronically, Account Holder explicitly agrees to this Agreement and to receive documents electronically, including a copy of this signed Agreement as well as ongoing disclosures, communications and notices.

15.	ASSIGNMENT:

No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger, consolidation or otherwise by operation of law, and (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of the proper successors and assigns.

16.	NON-ABSOLUTE STANDARDS:

All of the services are provided under a “reasonability” standard. This means that no service may be held to an absolute or perfect standard. All services are provided “as is” and in such a manner that they are reasonable, and not perfect or flawless. Account Holder acknowledges this and agrees that this is fair and acceptable, and that all applicable sections of this Agreement apply to this concept.

17.	BINDING ARBITRATION, APPLICABLE LAW AND VENUE, ATTORNEYS FEES:

This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Clark County, Nevada, pursuant to the rules of the American Arbitration Association. Account Holder and Prime Trust each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

18.	COUNTERPARTS, FACSIMILE, EMAIL, SIGNATURES:

This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

19.	FORCE MAJEURE:

No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section, beyond such party’s reasonable control.

20.	INTERPRETATION:

Each party to this Agreement has been represented by or had adequate time to obtain the advice and input of independent legal counsel with respect to this Agreement and has contributed equally to the drafting of this Agreement. Therefore, this Agreement shall not be construed against either party as the drafting party. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.

21.	CAPTIONS:

The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

22.	ENTIRE AGREEMENT, AMENDMENTS:

This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and supersedes any and all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement, and may not be modified or amended, except by a written instrument executed after the effective date of this Agreement by the party sought to be charged by the amendment or modification.

23.	CAPACITY:

Account Holder hereby warrants that the signer(s) of this Agreement are over the age of 18 and have all proper authority to enter into the Agreement. Furthermore, if Account Holder is an entity (e.g. corporation, trust, partnership, etc and not an individual) then the entity is in good standing in its state, region or country of formation; which Account Holder agrees to produce evidence of such authority and good standing if requested by Custodian.

24.	VESTING & CONTACT INFORMATION:

This Account is initially vested as: Epilog Imaging Systems Inc.

MICHAEL MOJAVER

75 E. Santa Clara Street, Suite 600 San Jose, CA 95003 michael@epilog.com

This information, other than the Account vesting name, may be changed any time by Account Holder at it’s discretion by logging onto it’s Account and updating the data therein. Future changes to vesting name(s) will generally require supporting documentation and can only be accommodated directly by Prime Trust’s customer service personnel.

EXHIBIT A

FEES AND COSTS

CUSTODIAL ACCOUNT

The fees related to this offering are paid directly by the service platform. Please contact your service provider for details.

Misc Administrative, investment management, cash disbursement, accounting, and other services are per the most current and then in effect fee schedule for Prime Trust, a copy of which is available on www.primetrust.com

EXHIBIT A